KRONOS WORLDWIDE, INC. COMPLETES $400 MILLION
 TERM LOAN B FINANCING AND
$125 MILLION REVOLVING CREDIT FACILITY

DALLAS, TEXAS – June 18, 2012 – Kronos Worldwide, Inc. (NYSE:  KRO) today announced it has completed a new $400 million senior secured term loan B.  A portion of the net proceeds of the term loan were used to refinance the Kronos International, Inc. 6.5% senior secured notes due April 2013 (Euro 279.2 million principal amount outstanding), which have been called for redemption on July 20, 2012.  The new $400 million term loan provides for an additional $100 million of term loan borrowings in the future under certain conditions.  The remaining net proceeds of the $400 million term loan, plus any additional term loan which might be borrowed in the future, will be used for general corporate purposes.  The new term loan permits the continuation of the payment of regular quarterly dividends as well as the payment of special dividends.

Kronos Worldwide today announced that it has also completed a new $125 million revolving bank credit facility, which will also be used for general corporate purposes.

Kronos Worldwide, Inc. is a major international producer of titanium dioxide products.

The statements in this press release relating to matters that are not historical facts are forward-looking statements that represent management’s beliefs and assumptions based on currently available information.  Although Kronos Worldwide believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct.  Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements.

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